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                                                                     EXHIBIT 4.3

                              HELEN OF TROY LIMITED

                        1998 EMPLOYEE STOCK PURCHASE PLAN

1.       PURPOSE.

         The purpose of this Plan is to provide an opportunity for Employees of the Company and its Designated Subsidiaries to purchase Common Stock of the Company and thereby to have an additional incentive to contribute to the prosperity of the Company. It is the intention of the Company that this Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Code although the Company makes no undertaking nor representation to maintain such qualification.

2.       DEFINITIONS.

         (a) "Board" shall mean the Board of Directors of the Company.

         (b) "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

         (c) "Committee" shall mean the committee appointed by the Board in accordance with Section 12 of this Plan.

         (d) "Common Stock" shall mean the common stock of the Company, par value $.10 per share, or any stock into which such common stock may be converted.

         (e) "Company" shall mean Helen of Troy Limited, a Bermuda corporation.

         (f) "Compensation" shall mean an Employee's wages or salary and other amounts payable to an Employee on account of personal services rendered by the Employee to the Company or a Designated Subsidiary and which are reportable as wages or other compensation on the Employee's Form W-2, plus pre-tax contributions of the Employee under a cash or deferred arrangement (401(k) plan) or cafeteria plan maintained by the Company or a Designated Subsidiary, but excluding, however, (a) non-cash fringe benefits, (b) special payments as determined by the Committee (e.g., moving expenses, unused vacation, severance pay), (c) income from the exercise of stock options or other stock purchases and
(d) any other items of Compensation as determined by the Committee.

         (g) "Designated Subsidiary" shall mean a Subsidiary which has been designated by the Board or the Committee as eligible to participate in this Plan.

         (h) "Employee" shall mean an individual classified as an employee (within the meaning of Section 3401(c) of the Code and the regulations thereunder) by the Company or a Designated Subsidiary on the Company payroll records during the relevant participation period.

         (i) "Entry Date" shall mean the first day of each Option Period.

         (j) "Exercise Date" shall mean the last business day of each Exercise Period.

         (k) "Exercise Period" shall mean a three-month, six-month or other period as determined by the Committee. The first Exercise Period during an Option Period shall commence on the first day of such Option Period. Subsequent Exercise Periods, if any, shall run consecutively after the termination of the preceding Exercise Period. The last Exercise Period in an Option Period shall terminate on the last day of such Option Period.

         (l) "Fair Market Value" shall mean such amount as the Board, in its sole discretion, shall determine; provided, however, that if there is a public market for the securities, the Fair Market Value shall be the mean of the highest and lowest sale prices of the securities per share or unit, as the case may be, as reported in the Wall Street Journal (or, if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation System) as of the date in question or, in the event the securities are listed on a stock exchange, the Fair Market Value shall be the mean of the highest and lowest sale prices of the securities per share or unit, as the case may be, on such exchange, as reported in the Wall Street Journal, as of the date in question.



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         (m) "Option Period" shall mean a period of up to twelve (12) months as determined by the Committee. The Committee may determine that the Option Period and the Exercise Period are the same.

         (n) "Participant" shall mean a participant in this Plan as described in
Section 4 of this Plan.

         (o) "Plan" shall mean this Helen of Troy Limited 1998 Employee Stock Purchase Plan, as amended from time to time.

         (p) "Shareholder" shall mean a record holder of shares entitled to vote shares of Common Stock under the Company's Bye-Laws.

         (q) "Subsidiary" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, as described in
Section 424(f) of the Code.

         3. ELIGIBILITY.

         Any Employee regularly employed on a full-time basis by the Company or by any Designated Subsidiary on an Entry Date shall be eligible to participate in this Plan with respect to the Option Period commencing on such Entry Date, provided that the Committee may establish administrative rules requiring that employment commence some minimum period (e.g., one pay period) prior to an Entry Date to be eligible to participate with respect to that Entry Date and provided further that (a) the Committee may extend eligibility to part-time Employees pursuant to criteria and procedures established by the Committee and (b) the Committee may impose an eligibility period on participation of up to two years with respect to participation on any prospective Entry Date. The Committee may also determine that a designated group of highly compensated Employees (e.g., Employees subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) are ineligible to participate in this Plan. An Employee shall be considered employed on a full-time basis unless his or her customary employment is less than 20 hours per week or five months per year. No Employee may participate in this Plan if immediately after an option is granted the Employee owns or is considered to own (within the meaning of Section 424(d) of the Code), shares of stock, including stock which the Employee may purchase by conversion of convertible securities or under outstanding options granted by the Company, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any of its Subsidiaries. All Employees who participate in this Plan shall have the same rights and privileges under this Plan except for differences which may be mandated by local law and which are consistent with Section 423(b)(5) of the Code. Subject to continued compliance with Section 423 of the Code, the Committee may impose other restrictions on eligibility and participation of Employees who are officers and directors to facilitate compliance with federal or state securities laws or foreign laws.

         4. PARTICIPATION.

         4.1 An Employee who is eligible to participate in this Plan in accordance with Section 3 may become a Participant by filing, on a date prescribed by the Committee prior to an applicable Entry Date, a completed payroll deduction authorization and Plan enrollment form provided by the Company. An eligible Employee may authorize payroll deductions at the rate of any whole percentage of the Employee's Compensation, not to exceed fifteen percent (15%) of the Employee's Compensation, or such lesser percentage as specified by the Committee as applied to an Entry Date or Option Period. All payroll deductions may be held by the Company and commingled with its other corporate funds. No interest shall be paid or credited to the Participant with respect to such payroll deductions except where required by local law as determined by the Committee. A separate bookkeeping account for each Participant shall be maintained by the Company under this Plan and the amount of each Participant's payroll deductions shall be credited to such account. A Participant may not make any additional payments into such account.

         4.2 Under procedures established by the Committee, a Participant may suspend or discontinue participation in this Plan at any time during an Exercise Period by completing and filing a new payroll deduction authorization and Plan enrollment form with the Company. A Participant may increase or decrease his or her rate of payroll deductions only effective on an Entry Date by filing a new payroll deduction authorization and Plan enrollment form. If a new payroll deduction authorization and Plan enrollment form is not filed with the Company, the rate of payroll deductions shall continue at the originally elected rate throughout the Option Period unless the Committee determines to change the permissible rate.


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         If a Participant suspends participation during an Exercise Period, his or her accumulated payroll deductions will remain in this Plan for purchase of shares as specified in Section 6 on the following Exercise Date, but the Participant will not again participate until he or she completes a new payroll deduction authorization and Plan enrollment form. The Committee may establish rules limiting the frequency with which Participants may suspend and resume payroll deductions under this Plan and may impose a waiting period consistent with Section 423 of the Code on Participants wishing to resume suspended payroll deductions. If a Participant discontinues participation in this Plan, the amount credited to the Participant's individual account shall be paid to the Participant without interest (except where required by local law). In the event any Participant terminates employment with the Company or any Subsidiary for any reason (including death) prior to the expiration of an Option Period, the Participant's participation in this Plan shall terminate and all amounts credited to the Participant's account shall be paid to the Participant or the Participant's estate without interest (except where required by local law). Whether a termination of employment has occurred shall be determined by the Committee. The Committee may also establish rules regarding when leaves of absence or change of employment status (e.g., from full-time to part-time) will be considered to be a termination of employment, and the Committee may establish termination of employment procedures for this Plan which are independent of similar rules established under other benefit plans of the Company and its Subsidiaries.

         In the event of a Participant's death, any accumulated payroll deductions will be paid, without interest, to the estate of the Participant.

         5. OFFERING.

         5.1 The maximum number of shares of Common Stock which may be issued pursuant to this Plan shall be 500,000 shares. The Committee may designate any amount of available shares for offering for any Option Period determined pursuant to Section 5.2.

         5.2 Each Option Period, Entry Date and Exercise Period shall be determined by the Committee. The Committee shall have the power to change the duration of future Option Periods or future Exercise Periods, and to determine whether or not to have overlapping Option Periods, with respect to any prospective offering, without shareholder approval, and without regard to the expectations of any Participants.

         5.3 With respect to each Option Period, each eligible Employee who has elected to participate as provided in Section 4.1 shall be granted an option to purchase that number of shares of Common Stock which may be purchased with the payroll deductions accumulated on behalf of such Employee (assuming payroll deductions at a rate of fifteen percent (15%) of Compensation) during each Exercise Period within such Option Period at the purchase price specified in
Section 5.4 below; provided, however, (a) in no event shall the Employee be entitled to accrue rights to purchase shares under this Plan (and all other employee stock purchase plans, as defined in Section 423 of the Code, of the Company and its Subsidiaries) at a rate which exceeds $25,000 of the Fair Market Value of such stock (determined at the time the option is granted) for any calendar year in which such option is outstanding at any time, and (b) the maximum shares subject to any option shall in no event exceed 2,000.

         5.4 The option price under each option shall be the lower of: (a) a percentage (not less than eighty-five percent (85%)) established by the Committee ("Designated Percentage") of the Fair Market Value of the Common Stock on the Entry Date on which an option is granted, or (b) the Designated Percentage of the Fair Market Value on the Exercise Date on which the Common Stock is purchased. The Committee may change the Designated Percentage with respect to any future Option Period, but not below eighty-five percent (85%).

         5.5 If the total number of shares of Common Stock for which options granted under this Plan are exercisable exceeds the maximum number of shares offered on any Entry Date, the number of shares which may be purchased under options granted on the Entry Date shall be reduced on a pro rata basis in as nearly a uniform manner as shall be practicable and equitable. In this event, payroll deductions shall also be reduced or refunded accordingly. If an Employee's payroll deductions during any Exercise Period exceeds the purchase price for the maximum number of shares permitted to be purchased under Section 5.3, the excess shall be refunded to the Participant without interest (except where otherwise required by local law).

         5.6 In the event that the Fair Market Value of the Company's Common Stock is lower on the first day of an Exercise Period within an Option Period (subsequent "Reassessment Date") than it was on the Entry Date for such Option Period, all Employees participating in this Plan on the Reassessment Date shall be deemed to have relinquished the


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unexercised portion of the option granted on the Entry Date and to have enrolled in and received a new option commencing on such Reassessment Date, unless the Committee has determined not to permit overlapping Option Periods or to restrict such transfers to lower price Option Periods.

         6. PURCHASE OF STOCK.

         Upon the expiration of each Exercise Period, a Participant's option shall be exercised automatically for the purchase of that number of full shares of Common Stock which the accumulated payroll deductions credited to the Participant's account at that time shall purchase at the applicable price specified in Section 5.4.

         7. PAYMENT AND DELIVERY.

         Upon the exercise of an option, the Company shall deliver to the Participant the Common Stock purchased and the balance of any amount of payroll deductions credited to the Participant's account not used for the purchase. The Committee may permit or require that shares be deposited directly with a broker designated by the Participant (or a broker selected by the Committee) or to a designated agent of the Company, and the Committee may utilize electronic or automated methods of share transfer. The Committee may require that shares be retained with such broker or agent for a designated period of time (and may restrict dispositions during that period) and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares or to restrict transfer of such shares. To the extent the unused cash balance represents a fractional share, the unused cash balance credited to the Participant's account shall be carried over to the next Exercise Period, if the Participant is also a Participant in this Plan at that time or refunded to the Participant, as determined by the Committee. The Company shall retain the amount of payroll deductions used to purchase Common Stock as full payment for the Common Stock and the Common Stock shall then be fully paid and non-assessable. No Participant shall have any voting, dividend, or other shareholder rights with respect to shares subject to any option granted under this Plan until the option has been exercised and shares issued.

         8. RECAPITALIZATION.

         If after the grant of an option, but prior to the purchase of Common Stock under the option, there is any increase or decrease in the number of outstanding shares of Common Stock because of a stock split, stock dividend, combination or recapitalization of shares subject to options, the number of shares to be purchased pursuant to an option, the share limit of Section 5.3 and the maximum number of shares specified in Section 5.1 shall be proportionately increased or decreased, the terms relating to the purchase price with respect to the option shall be appropriately adjusted by the Committee, and the Committee shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances.

         The Committee, if it so determines in the exercise of its sole discretion, also may adjust the number of shares specified in Section 5.1, as well as the price per share of Common Stock covered by each outstanding option and the maximum number of shares subject to any individual option, in the event the Company effects one or more reorganizations, recapitalizations, spin-offs, split-ups, rights offerings or reductions of shares of its outstanding Common Stock.

         The Committee's determinations under this Section 8 shall be conclusive and binding on all parties.

         9. MERGER, LIQUIDATION, OTHER COMPANY TRANSACTIONS.

         In the event of the proposed liquidation or dissolution of the Company, the Option Period will terminate immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Committee in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest to the Participants.

         In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, then in the sole discretion of the Committee, (a) each option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor corporation, (b) a date established by the Committee on or before the date of consummation of such merger, consolidation or sale shall be treated as an Exercise Date, and all outstanding options shall be deemed exercisable on such date or (c) all outstanding options shall terminate and the accumulated payroll deductions shall be returned to the Participants.


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         10. TRANSFERABILITY.

         Options granted to Participants may not be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and any attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under this Plan, other than as permitted by the Code, such act shall be treated as an election by the Participant to discontinue participation in this Plan pursuant to Section 4.2.

         11. AMENDMENT OR TERMINATION OF THE PLAN.

         11.1 This Plan shall continue until, July 17, 2008, unless previously terminated in accordance with Section 11.2.

         11.2 The Board may, in its sole discretion, insofar as permitted by law, terminate or suspend this Plan, or revise or amend it in any respect whatsoever, except that, without approval of the shareholders, no such revision or amendment shall:

         (a) materially increase the number of shares subject to this Plan, other than an adjustment under Section 8 of this Plan;

         (b) materially modify the requirements as to eligibility for participation in this Plan, except as otherwise specified in this Plan;

         (c) materially increase the benefits accruing to Participants;

         (d) reduce the purchase price specified in Section 5.4, except as specified in Section 8;

         (e) extend the term of this Plan beyond the date specified in Section 11.1; or

         (f) amend this Section 11.2 to defeat its purpose.

         12. ADMINISTRATION.

         The Board shall appoint a Committee consisting of at least two members, each of whom shall be a member of the Board who is both a (a) Non-Employee Director, within the meaning of Rule 16b-3 promulgated under the Exchange Act and (b) an Outside Director, within the meaning of Section 162(m) of the Code. The members of the Committee will serve for such period of time as the Board may specify and may be removed by the Board at any time. This Plan shall be administered by, or under the direction of, the Committee constituted in such a manner as to comply at all times with Rule 16b-3 (or any successor rule) under the Exchange Act. The Committee will have the authority and responsibility for the day-to-day administration of this Plan, the authority and responsibility specifically provided in this Plan and any additional duty, responsibility and authority delegated to the Committee by the Board, which may include any of the functions assigned to the Board in this Plan. The Committee shall have full power and authority to promulgate any rules and regulations which it deems necessary for the proper administration of this Plan, to interpret the provisions and supervise the administration of this Plan, and to take all action in connection with administration of this Plan as it deems necessary or advisable, consistent with the delegation from the Board. Decisions of the Board and the Committee shall be final and binding upon all Participants. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting of the Committee duly held. The Company shall pay all expenses incurred in the administration of this Plan. No Board or Committee member shall be liable for any action or determination made in good faith with respect to this Plan or any option granted thereunder.

         13. COMMITTEE RULES FOR NON-UNITED STATES JURISDICTIONS.

         The Committee may adopt rules or procedures relating to the operation and administration of this Plan in non-United States jurisdictions to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements.


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         14. SECURITIES LAWS REQUIREMENTS.

         The Company shall not be under any obligation to issue Common Stock upon the exercise of any option unless and until the Company has determined that: (a) it and the Participant have taken all actions required to register the Common Stock under the United States Securities Act of 1933, as amended, or to perfect an exemption from the registration requirements thereof; (b) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and (c) all other applicable provisions of state, federal and applicable foreign law have been satisfied.

         15. GOVERNMENTAL REGULATIONS.

         This Plan and the Company's obligation to sell and deliver shares of its stock under this Plan shall be subject to the approval of any governmental authority required in connection with this Plan or the authorization, issuance, sale, or delivery of stock hereunder.

         16. NO ENLARGEMENT OF EMPLOYEE RIGHTS.

         Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Company or any Designated Subsidiary or to interfere with the right of the Company or Designated Subsidiary to discharge any Employee at any time.

         17. GOVERNING LAW.

         THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

         18. EFFECTIVE DATE.

         This Plan shall be submitted to the Shareholders for approval and ratification at the next regular or special meeting thereof to be held after August 1, 1998. Unless at such meeting this Plan is approved and ratified by the Shareholders in the manner provided by the Company's Bye-Laws, then, and in such event, this Plan and any then outstanding options that may have been conditionally granted under this Plan prior to such shareholder meeting shall become null and void and of no further force or effect. Subject to the immediately preceding sentence, this Plan shall become effective upon its adoption by the Board.


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